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                                                                     Exhibit 4.1

                       AMENDMENT NO. 2 TO RIGHTS AGREEMENT

         This AMENDMENT NO. 2 (this "Amendment"), dated as of June 25, 2003, is between The Elder-Beerman Stores Corp., an Ohio corporation (the "Corporation"), and Norwest Bank Minnesota, N.A., as Rights Agent (the "Rights Agent").

                                    Recitals

         WHEREAS, the Corporation and the Rights Agent are parties to a Rights Agreement, dated as of December 30, 1997, as amended by Amendment No. 1, dated November 11, 1998 (the "Rights Agreement");

         WHEREAS, Wright Holdings, Inc., a Delaware corporation ("Parent"), Wright Sub, Inc., an Ohio corporation ("Sub"), and the Corporation propose to enter into an Agreement and Plan of Merger (as it may be amended from time to time pursuant to its terms, the "Merger Agreement"), pursuant to which Sub shall be merged with and into the Corporation with the Corporation continuing as the surviving corporation and a wholly-owned subsidiary of Parent (the "Merger");

         WHEREAS, the Board of Directors of the Corporation has approved the Merger Agreement and the Merger; and

         WHEREAS, pursuant to Section 27 of the Rights Agreement, the Board of Directors of the Corporation has determined that an amendment to the Rights Agreement as set forth below is necessary and desirable in connection with the foregoing, and the Corporation and the Rights Agent desire to evidence such amendment in writing.

         NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the parties agree as follows:

         1. AMENDMENT OF SECTION 1(A). Section 1(a) of the Rights Agreement is amended to add the following sentence at the end of such Section:

                  "Notwithstanding anything in this Agreement to the contrary, neither Parent, Sub nor any Affiliate of either Parent or Sub shall be deemed to be an Acquiring Person by virtue of (i) the consummation of the Merger, (ii) the execution of the Merger Agreement, or (iii) the consummation of the other transactions contemplated in the Merger Agreement, or any or all of the foregoing in combination."

         2. AMENDMENT TO SECTION 1(I). Section 1(i) of the Rights Agreements is amended by striking the phrase:

                  "and (iii) the time at which all exercisable Rights are exchanged as provided in Section 24."

at the end of such Section and substituting the phrase:

                  "and (iii) the time at which all exercisable Rights are exchanged as provided in Section 24 hereof, or (iv) the consummation of the Merger."

         3. AMENDMENT OF SECTION 1(CC). Section 1(cc) of the Rights Agreement is amended to add the following sentence at the end of such Section:


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                  "Notwithstanding anything in this Agreement to the contrary, a
Triggering Event shall not be deemed to have occurred as the result of (i) the consummation of the Merger, (ii) the execution of the Merger Agreement, or (iii) the consummation of the other transactions contemplated in the Merger Agreement, or any or all of the foregoing in combination."

         4. AMENDMENT OF SECTION 1. Section 1 of the Rights Agreement is amended to insert the following additional definitions to the end of such Section:

                  (dd) "Merger" shall have the meaning set forth in the Merger Agreement.

                  (ee) "Merger Agreement" shall mean that certain Agreement and Plan of Merger, dated as of June 25, 2003, by and between Parent, Sub and the Corporation, as amended from time to time pursuant to its terms.

                  (ff) "Parent" shall mean Wright Holdings, Inc., a Delaware corporation.

                  (gg)  "Sub" shall mean Wright Sub,Inc., an Ohio corporation.

         5. AMENDMENT OF SECTION 3(C). Section 3(c) of the Rights Agreement is amended to add the following sentence at the end of such Section:

                  "Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred as the result of (i) the consummation of the Merger, (ii) the execution of the Merger Agreement, or (iii) the consummation of the other transactions contemplated in the Merger Agreement, or any or all of the foregoing in combination."

         6. AMENDMENT OF SECTION 11(A)(II). Section 11(a)(ii) of the Rights Agreement is amended to add the following sentence at the end of such Section:

                  "Furthermore, notwithstanding anything in this Agreement to the contrary, (i) the consummation of the Merger, (ii) the execution of the Merger Agreement, and (iii) the consummation of the other transactions contemplated in the Merger Agreement, separately or in combination, shall not be deemed to be any of the events of the type described in this Section 11(a)(ii) and shall not cause the Purchase Price, the number and kind of securities issuable upon exercise of each Right or the number of Rights outstanding to be adjusted, or any other action to be taken or right, obligation or change herein to arise pursuant to this Section 11(a)(ii)."

         7. AMENDMENT OF SECTION 13(A). Section 13(a) of the Rights Agreement is amended to add the following sentence at the end of such Section:

                  "Furthermore, notwithstanding anything in this Agreement to the contrary, (i) the consummation of the Merger, (ii) the execution of the Merger Agreement, and (iii) the consummation of the other transactions contemplated in the Merger Agreement, separately or in combination, shall not be deemed to be any of the events of the type described in this Section 13(a) and shall not cause the Purchase Price, the number and kind of securities issuable upon exercise of each Right or the number of Rights outstanding to be adjusted, or any other action to be taken or right, obligation or change herein to arise pursuant to this Section 13(a)."

         8. EFFECTIVENESS. This Amendment shall be deemed effective as of the date first written above, as if executed on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected by this Amendment.


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         9. MISCELLANEOUS. This Amendment shall be deemed to be a contract made under the laws of the State of Ohio and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be effected, impaired or invalidated.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be fully executed, all as of the date and year first above written.


                                      THE ELDER-BEERMAN STORES CORP.


                                      /s/ Byron L. Bergren
                                      ------------------------------------------
                                      By: Byron L. Bergren
                                      Its: President and Chief Executive Officer


                                      NORWEST BANK MINNESOTA, N.A.
                                      as Rights Agent


                                      /s/ Jennifer Leno
                                      ------------------------------------------
                                      By: Jennifer Leno
                                      Its: Officer




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